Exhibit 10.2

OMNIBUS AGREEMENT

This OMNIBUS AGREEMENT (this “Agreement”), dated as of this 2nd day of September, 2004 (the “Effective Date”), is made by and between TOTAL LNG USA, INC., a company incorporated under the laws of the state of Delaware, with a place of business at One Memorial City Plaza, 800 Gessner, Suite 700, Houston, Texas U.S.A. 77024 (“Customer”) and SABINE PASS LNG, L.P., a Delaware limited partnership with a place of business at 717 Texas Avenue, Suite 3100, Houston, Texas, U.S.A. 77002 (“SABINE”).  Customer and SABINE are each sometimes referred to herein as a “Party” and are together sometimes referred to herein as the “Parties”.

RECITALS

WHEREAS, SABINE intends to construct, own and operate an LNG terminal facility in Cameron Parish, Louisiana capable of performing certain LNG terminalling services, including: the ability to berth LNG Vessels; the receiving and storing of LNG which has been unloaded from LNG Vessels; the regasification of LNG; and the delivery of natural gas to a pipeline interconnection point at the terminal facility;

WHEREAS, the Parties are executing simultaneously herewith an LNG Terminal Use Agreement (“TUA”) under which SABINE will, subject to Customer exercising its option hereunder, provide LNG terminalling services to Customer at the Sabine Pass Facility, and the Parties agree to condition the effectiveness of the TUA on the fulfillment of certain conditions precedent;

WHEREAS, the Parties desire to address the possibility of certain changes to their contractual relationship under certain circumstances; and

WHEREAS, the Parties wish to memorialize other understandings supplementing the TUA, including Customer’s obligation to pay certain capacity reservation fees and additional Customer rights with respect to the expansion of the Sabine Pass Facility.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, SABINE and Customer agree as follows:

ARTICLE 1
DEFINITIONS

Capitalized terms used in this Agreement and not otherwise defined herein have the meanings given to them in the TUA; provided that the terms defined below shall have the following meanings:

1.1                                 “Condition Fulfillment Date” means June 30, 2005.

1.2                                 “FERC Application” means that certain application (as amended immaterially from time to time) filed by SABINE with the FERC on December 22, 2003, in Docket No. CP04-47-000  in relation to the Sabine Pass Facility pursuant to Section 3(a) of the Natural Gas Act (“NGA”) and the corresponding regulations of the FERC.

1.3                                 “FERC Approval” means the order of the FERC granting to SABINE the approvals requested in the FERC Application (for the avoidance of doubt, FERC Approval does not mean an order of the FERC granting the approvals requested in the applications filed by Cheniere Sabine Pass Pipeline Company in FERC Docket Nos. CP04-38-000, CP04-39-000 and CP04-40-000 pursuant to Section 7(c) of the NGA in relation to the pipeline to interconnect with the Sabine Pass Facility).

ARTICLE 2
CAPACITY RESERVATION FEES

2.1                                 Capacity Reservation Fee First Installment.  Within thirty (30) days of the Effective Date, Customer shall confirm in writing to SABINE whether or not Customer has obtained the approval of the Customer’s Board of Directors for this Agreement and the TUA.  Thereafter (and notwithstanding receipt of such approval), at Customer’s option, to be exercised by Customer in its sole and absolute discretion no later than Monday, the 15th day of November 2004, Customer shall: (i) pay to SABINE the amount of U.S.$10,000,000 (the “Capacity Reservation Fee First Installment”) by wire transfer in immediately available funds to an account specified in writing by SABINE (which account SABINE shall so specify the earlier of November 8, 2004 or upon request by Customer) and (ii) cause TOTAL S.A. to execute and deliver to SABINE the Guarantee.  Except as provided in Clause 2.3, SABINE shall have no obligation to refund to Customer the Capacity Reservation Fee First Installment for any reason.  In the event that: (i) confirmation of Customer’s Board of Directors approval has not been given to SABINE (for any or no reason whatsoever) within the above thirty (30) day period; or (ii) Customer elects (for any or no reason whatsoever) to not make the payment; or (iii) Customer elects (for any or no reason whatsoever) to not cause TOTAL S.A. to execute and deliver the Guarantee under this Clause 2.1 by November 15, 2004, then, for all purposes, (a) Customer shall be deemed to have not exercised the foregoing option and (b) this Agreement and the TUA shall terminate automatically (and, without in any way limiting the generality of the foregoing, SABINE and Customer shall each be discharged from all obligations and liabilities under this Agreement and the TUA).

2.2                                 Capacity Reservation Fee Second Installment.  No later than three (3) Business Days following satisfaction of the Conditions Precedent and the exercise of the option by Customer pursuant to Clause 2.1, Customer shall pay to SABINE an additional amount of U.S.$10,000,000 (the “Capacity Reservation Fee Second Installment”) by wire transfer in immediately available funds to an account specified in writing by SABINE.  Except as provided in Clause 2.3, SABINE shall have no obligation to refund to Customer the Capacity Reservation Fee Second Installment for any reason.

2.3                                 Fee Adjustment for the Capacity Reservation Fee.  The Capacity Reservation Fee First Installment and the Capacity Reservation Fee Second Installment shall be recouped by Customer through a monthly reduction in the Fee equal to $166,667 for each month during the first one hundred and twenty (120) months following the Commercial Start Date of the Sabine Pass Facility.  For the relevant one hundred and twenty (120) month period, the reduction will be reflected in the monthly statement SABINE provides Customer pursuant to Section 11.1 of the TUA.

ARTICLE 3
CONDITIONS PRECEDENT TO EFFECTIVENESS OF THE TUA

3.1                                 Conditions Precedent

The Parties acknowledge and agree that the provisions of this Agreement are effective and binding as of the Effective Date.  Any provision of the TUA notwithstanding, the Parties acknowledge and agree that only the provisions of Article 1, Article 17, Article 18, Article 19, Article 20, Article 21, Article 23, and Article 24 of the TUA are effective and binding as of the Effective Date; provided, however, that Customer’s obligations under Section 17.2(c) of the TUA shall not be effective or binding on Customer unless and until the date on which Customer exercises its option under Clause 2.1.  Any provision of the TUA notwithstanding, the Parties also acknowledge and agree that all other provisions contained in the TUA shall not become effective and binding unless and until both of the following conditions (“Conditions Precedent”) have been satisfied by no later than the Condition Fulfillment Date:

(a)                                  FERC Approval.  SABINE shall have obtained and provided to Customer evidence of the FERC Approval (the “Approval Condition Precedent”); and

(b)                                 Financing Approval.  SABINE shall have provided to Customer evidence that it can finance the expected cost of development and construction of the Sabine Pass Facility (the “Financing Condition Precedent”).  The Financing Condition Precedent shall be deemed to have been satisfied if, but only if, the following conditions are satisfied or waived in writing by Customer:

(i)                                     SABINE has entered into (and provided Customer with a copy of) a definitive loan agreement with creditworthy lenders experienced in making energy project loans under the terms of which the lenders agree to lend to SABINE an amount which when aggregated with the equity contributed to SABINE is sufficient to fund the engineering, procurement and construction of the Sabine Pass Facility, such loan agreement being subject to no conditions precedent other than customary and routine conditions (including FERC Approval) that are reasonably expected to be satisfied; and

(ii)                                  SABINE has entered into (and provided Customer with a copy of) an EPC contract, acceptable to the lenders, with a contractor that is an internationally recognized, reputable, creditworthy and experienced engineering, procurement and construction company, such EPC contract remains in full force and effect, there is no default thereunder, SABINE has issued a written notice to proceed to the EPC contractor under such EPC Contract, and the EPC contractor has accepted in writing SABINE’s notice to proceed.

3.2                                 Satisfaction of Conditions Precedent; Notification; Waiver and Termination

(a)                                  General. SABINE shall endeavor to procure the satisfaction of the Conditions Precedent by the Condition Fulfillment Date, and shall keep Customer reasonably informed as to the progress being made towards satisfaction of the Conditions Precedent.

(b)                                 Notification.  SABINE shall promptly notify Customer in writing of satisfaction of any of the Conditions Precedent.  Moreover, SABINE shall promptly notify Customer in writing upon SABINE’s determination that a Condition Precedent cannot be met or is not likely to be met by the Condition Fulfillment Date and the basis for such non-satisfaction.

(c)                                  Termination for Non-Satisfaction of Approval Condition Precedent.  If the Approval Condition Precedent has not been satisfied by the Condition Fulfillment Date, then Customer may terminate this Agreement and the TUA with immediate effect by giving written notice of such termination to SABINE within thirty (30) days after the Condition Fulfillment Date.  In the event of a termination of this Agreement under this Clause 3.2(c), SABINE and Customer shall each be discharged from any further obligations or liabilities under this Agreement and the TUA.

(d)                                 Termination for Unacceptable FERC Approval.  If the FERC Approval contains a condition that limits or would have the effect of limiting the cargo capacity of LNG vessels that may use the Sabine Pass Facility to less than 250,000 cubic meters, then Customer may terminate this Agreement and the TUA with immediate effect by giving written notice of such termination to SABINE within thirty (30) days after the sixty (60) day cure period provided below.  SABINE shall have a period of sixty (60) days following receipt of FERC Approval in which to cause FERC to eliminate the above cargo capacity condition imposed by the FERC.  In the event of a termination of this Agreement under this Clause 3.2(d), SABINE and Customer shall each be discharged from any further obligations or liabilities under this Agreement and the TUA.

(e)                                  Failure to Satisfy Financing Condition Precedent.  If the Financing Condition Precedent has not been satisfied by the Condition Fulfillment Date, then Customer may terminate this Agreement and the TUA with immediate effect by giving written notice of such termination to SABINE within thirty (30) days after the Condition Fulfillment Date.  In the event of a termination of this Agreement under this Clause 3.2(e), SABINE and Customer shall each be discharged from any further obligations or liabilities under this Agreement and the TUA.

(f)                                    Failure to Satisfy Conditions Precedent.  If either or both of the Conditions Precedent have not been satisfied by the Condition Fulfillment Date and Customer has not exercised its termination rights as provided for in this Clause 3.2, then SABINE shall use its commercially reasonable efforts to obtain the approvals necessary for the fulfillment of the Conditions Precedent.  Subsequent to the Condition Fulfillment Date, Customer may, in its sole discretion, propose financing adequate to satisfy the Financing Condition Precedent, which SABINE may accept or reject in its sole discretion.  In the event that by January 1, 2006 the Conditions Precedent are not met then either Party hereto may terminate this Agreement and the TUA.  In the event of a termination of this Agreement under this Clause 3.2(f), SABINE and Customer shall each be discharged from any further obligations or liabilities under this Agreement and the TUA other than liabilities accruing prior to termination..

ARTICLE 4
EXPANSION AND EXPANSION RECEPTION QUANTITY

If at any time within the period ending two (2) years after the Effective Date, SABINE determines that it desires to expand the regasification capacity of the Sabine Pass Facility, it shall provide written notice to Customer.  No later than a period of two (2) years after the Effective Date, Customer may provide written notice to SABINE of its desire for the LNG storage and regasification capacity at the Sabine Pass Facility to be expanded.  In this respect, the Parties shall exclusively negotiate the proposed terms and conditions of such expansion in good faith for a period of ninety (90) days from the date such written notice is received by the other Party; provided that SABINE shall be obliged to enter into such negotiations only if Customer desires to increase its Maximum LNG Reception Quantity (as determined by Customer in its sole discretion) by an amount equal to between 195,457,500 MMBTUs per Contract Year and 390,915,000 MMBTUs per Contract Year upon the date commercial operations commence with respect to the expansion. The reservation fee for the expansion quantity shall equal $0.24 per MMBTU multiplied by the expansion quantity, assuming the storage to regasification ratio to be 3 to 1.

Additionally, notwithstanding the foregoing obligation of the Parties to negotiate the proposed terms and conditions of the expansion in good faith, Customer acknowledges and agrees that the timing of the development and construction of the expansion shall be at SABINE’s sole and absolute discretion.

ARTICLE 5
OPERATING MATTERS

5.1                                 Tug and Line Handling Boats

The Parties acknowledge that three (3) 5,000-horsepower, 70 ton bollard pull tug boats with fire-fighting capability and two (2) line handling boats to assist with the safe berthing of LNG Vessels will be dedicated to the Sabine Pass Facility.  Such tug and line handling boats will be available to Customer and all Other Customers of the Sabine Pass Facility on a non-discriminatory basis.  The Parties agree to cooperate in seeking competitive bids to fulfill the requirements for these tugs.  Customer shall have the right to nominate potential vendors to bid on these services.  The Parties, along with Other Customers, shall exercise commercially reasonable efforts in the selection of a third-party supplier which has the most competitive bid taking into account multiple factors including price, contractual terms and conditions, specifications of the bid, the reputation, financial condition and technical capability of the bidders and responsiveness of service.

5.2                                 Secondments

From and after the date on which the Capacity Reservation Fee Second Installment is paid, or earlier if the Parties so agree, and throughout the effectiveness of the TUA, Customer shall have the right, in its sole discretion, to second employees to SABINE, not exceeding four (4) in number at any one time, to occupy technical positions within SABINE with responsibilities relating to such matters as engineering, design, construction supervision, and operations, but not commercial matters.  The employees so seconded shall report to SABINE, shall comply with all personnel policies of SABINE, shall be competent to safely perform the duties of the position which they fill, shall be paid in accordance with the SABINE pay scale, and shall be terminable at the discretion of SABINE.  For the purpose of this Clause 5.2, SABINE shall mean SABINE, an operating company created by Cheniere Energy, Inc. or its Affiliate to operate the Sabine Pass Facility or a third party contractor selected to operate the Sabine Pass Facility.

ARTICLE 6
LNG AND GAS QUALITY SPECIFICATIONS

6.1                                 Notwithstanding compliance by Customer and SABINE with their respective obligations under Sections 9.4 and 10.3 of the TUA, the Parties acknowledge that the Gas redelivered or to be redelivered by SABINE to Customer pursuant to the TUA may not conform to the quality specifications of one or more of Customer’s Downstream Pipelines. The Parties also acknowledge that Gas redelivered or to be redelivered by SABINE to Other Customers also may not conform to the quality specifications of one or more of their Downstream Pipelines.  Either or both of these potential occurrences are defined as “Downstream Pipelines Nonconformance.”

6.2                                 The Parties further acknowledge that the U.S. natural gas industry is addressing and attempting to resolve, on an industry-wide basis, existing and potential quality nonconformance problems such as Downstream Pipelines Nonconformance.

6.3                                 “Customer Nonconformance” means any Downstream Pipelines Nonconformance with respect to any of Customer’s Downstream Pipelines that exists or is reasonably likely to exist because the Gas to be redelivered to Customer under the TUA (“Redelivered Gas”) will not meet the specifications of any of Customer’s applicable Downstream Pipelines solely as a result of the Customer’s LNG to be delivered under the TUA (“Delivered LNG”) not meeting such Downstream Pipelines’ specifications.

6.4                                 “SABINE Nonconformance” means any Downstream Pipelines Nonconformance with respect to any of Customer’s Downstream Pipelines that exists or is reasonably likely to exist on any of Customer’s Downstream Pipelines for any reason other than a Customer Nonconformance.

6.5                                 On or before June 30, 2006, either Party may provide written notice to the other Party that any Downstream Pipelines Nonconformance may reasonably be expected to exist on or after the Commercial Start Date (the “Nonconformance Notice”).

6.6                                 Upon delivery and receipt of the Nonconformance Notice, the Parties shall expeditiously negotiate in good faith a commercially reasonable and mutually satisfactory resolution of such Downstream Pipelines Nonconformance such that Customer’s Redelivered Gas satisfies the specifications of Customer’s Downstream Pipelines.  Such agreement shall be referred to as the “Compliance Agreement”.

6.7                                 If (i) any Downstream Pipelines Nonconformance identified in the Nonconformance Notice is a SABINE Nonconformance or (ii) on or prior to June 30, 2006, Customer notifies SABINE in writing of the specifications with respect to any of Customer’s Downstream Pipelines and or thereafter there is a SABINE Nonconformance involving any such Downstream Pipelines due to such specifications and the Parties have been unable within ninety (90) days of the Nonconformance Notice to agree upon a Compliance Agreement, SABINE shall either cure the SABINE Nonconformance or reimburse, through a reduction in the Fee payable under the TUA, Customer’s reasonably incurred cost of treating to the extent necessary to eliminate the SABINE Nonconformance.

6.8                                 If the Nonconformance Notice identifies any Customer Nonconformance, and the Parties have been unable to reach a Compliance Agreement, then Customer shall bear the costs of its own treating.

6.9                                 If at any time after June 30, 2005, SABINE notifies Customer that it has received a bona fide offer to purchase terminalling services at the Sabine Pass Facility having an annual reception quantity of at least one hundred eighty three billion Standard Cubic Feet (183 bcf) and a term of at least fifteen (15) years from an Other Customer whose LNG is reasonably expected to cause a Sabine Nonconformance, Customer shall have thirty (30) days within which to elect either (a) to reduce the LNG specification under the TUA to the greater of 1065 BTU per Standard Cubic Foot or the level that would be necessary, in the absence of any other LNG, to prevent a Downstream Pipelines Nonconformance or (b) terminate Customer’s right to reimbursement under Clause 6.7 above.

ARTICLE 7
APPLICABLE LAW

The substantive laws of the State of New York, United States of America, exclusive of any conflicts of laws principles that could require the application of any other law, shall govern this Agreement for all purposes.

ARTICLE 8
DISPUTE RESOLUTION

Any Dispute arising under this Agreement shall be exclusively and definitively resolved through final and binding arbitration pursuant to the provisions of Section 20.1 of the TUA.  For the purposes of this Agreement, “Dispute” means any dispute, controversy, or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, relating to, or connected with this Agreement, including any dispute as to the construction, validity, interpretation, termination, enforceability, or breach of this Agreement, as well as any dispute over arbitrability or jurisdiction.

ARTICLE 9
CONFIDENTIALITY

Each Party acknowledges and agrees that it shall be bound by the rights, duties and obligations set forth in Article 21 of the TUA with respect to the disclosure of information or documents that come into such Party’s possession and the issuance of public announcements in connection with this Agreement.  Each Party reserves its rights under Section 21.2 of the TUA to issue and make public announcements, press releases and statements regarding this Agreement.

ARTICLE 10
NOTICES

All notices authorized or required between the Parties shall be provided in the manner set forth in Article 23 of the TUA.

ARTICLE 11
REPRESENTATIONS AND WARRANTIES

11.1                           SABINE hereby represents and warrants to Customer as follows:

(a)                                  SABINE is and shall remain duly formed and in good standing under the laws of the State of Delaware and duly qualified to do business in the State of Louisiana.  SABINE is duly qualified to do business and is in good standing as a foreign limited partnership in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on SABINE or its business.

(b)                                 SABINE has the requisite power, authority and legal right to execute and deliver, and to perform its obligations, under this Agreement.  All partnership action on the part of SABINE and its officers, directors and partners necessary for the authorization of this Agreement and the performance of all obligations of SABINE hereunder and thereunder has been taken.

(c)                                  Neither the execution, delivery nor performance of this Agreement, violates or will violate, results or will result in a breach of, or constitutes or will constitute a default under, any provision of SABINE’s organizational documents, any law, judgment, order, decree, rule or regulation of any court, administrative agency or other instrumentality of any governmental authority or of any other material agreement or instrument (including permits and licenses) to which SABINE is a party.

(d)                                 SABINE is not in violation of any applicable statute, rule, regulation, order, permits, licenses or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, which violation would materially and adversely affect the business, financial condition, or operations of SABINE or the Sabine Pass Facility.

11.2                           Customer hereby represents and warrants to SABINE as follows:

(a)                                  Customer is and shall remain duly formed and in good standing under the laws of the State of Delaware and duly qualified to do business in the State of Louisiana.  Customer is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on Customer or its business.

(b)                                 Subject to the next sentence, Customer has the requisite power, authority and legal right to execute and deliver, and to perform its obligations, under this Agreement.  In the event Customer’s Board of Directors hereafter approves this Agreement, then all corporate action on the part of Customer and its officers, directors and shareholders necessary for the authorization of this Agreement and the performance of all obligations of Customer hereunder and thereunder shall have been taken.

(c)                                  Neither the execution, delivery nor performance of this Agreement, violates or will violate, results or will result in a breach of, or constitutes or will constitute a default under, any provision of Customer’s organizational documents, any law, judgment, order, decree, rule or regulation of any court, administrative agency or other instrumentality of any governmental authority or of any other material agreement or instrument (including permits and licenses to which Customer is a party).

(d)                                 Customer is not in violation of any applicable statute, rule, regulation, order, permit or license or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, which violation would materially and adversely affect the business, financial condition, or operations of Customer or the Sabine Pass Facility.

ARTICLE 12
MISCELLANEOUS

12.1                           Amendments.  This Agreement may not be amended, modified, varied or supplemented except by an instrument in writing signed by SABINE and Customer.

12.2                           Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

12.3                           Waiver.  No failure to exercise or delay in exercising any right or remedy arising from this Agreement shall operate or be construed as a waiver of such right or remedy.  Performance of any condition or obligation to be performed hereunder shall not be deemed to have been waived or postponed except by an instrument in writing signed by the Party who is claimed to have granted such waiver or postponement.  No waiver by either Party shall operate or be construed as a waiver in respect of any failure or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.

12.4                           No Third Party Beneficiaries.  The interpretation of this Agreement shall exclude any rights under legislative provisions conferring rights under a contract to persons not a party to that contract.  Nothing in this Agreement shall otherwise be construed to create any duty to, or standard of care with reference to, or any liability to, any person other than a Party.

12.5                           Interpretation.

(a)                                  Headings.  The headings used in this Agreement are for convenience only.

(b)                                 Singular and Plural.  Reference to the singular includes a reference to the plural and vice versa.

(c)                                  References.  Unless otherwise provided, reference to any Clause means a Clause of this Agreement and reference to a Section means a Section of the TUA.

(d)                                 Include.  The words “include” and “including” shall mean include or including without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense.

(e)                                  Time Periods.  References to “day,” “month,” “quarter” and “year” shall mean a day, month, quarter and year of the Gregorian calendar, respectively.

(f)                                    Statutory References.  Unless the context otherwise requires, any reference to a statutory provision is a reference to such provision as amended or re-enacted or as modified by other statutory provisions from time to time and includes subsequent legislation and regulations made under the relevant statute.

(g)                                 Currency.  References to United States dollars shall be a reference to the lawful currency from time to time of the United States of America.

12.6                           Severance of Invalid Provisions.  If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement.

12.7                           Expenses.  Each Party shall be responsible for and bear all of its own costs and expenses incurred in connection with the preparation and negotiation of this Agreement.

12.8                           Entire Agreement; Conflicts.  This Agreement together with the TUA constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes and replaces any provisions on the same subject contained in any other agreement between the Parties, whether written or oral, prior to the date of the original execution hereof.  In the event any conflict arises between this Agreement and the TUA, this Agreement shall prevail.

12.9                           Counterpart Execution.  This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes.

ARTICLE 13
PRICING TERMS

13.1                           If, on or before the Commercial Start Date, SABINE enters into any terminal use agreement (“New TUA”) with any Other Customer for at term of five (5) years or longer, covering a reception quantity of 19,500,000 MMBtu or more per annum, SABINE shall as soon as practicable provide written notice to Customer, which notice shall include the pricing terms of the New TUA.  For a period of thirty (30) days following receipt of such notice by Customer, Customer shall have the option to elect, by providing written notice to SABINE within such thirty (30) day period, to adopt the pricing terms of the New TUA in lieu of the existing pricing terms of the TUA, for the remaining term of the TUA.  Pricing terms shall mean the pricing terms including fuel or Retainage.

13.2                           The right of Customer to Adopt new pricing terms under Clause 13.1 shall not apply to any New TUA with either J & S Cheniere S.A or an Affiliate of SABINE, unless a third party receives an assignment of Services under the New TUA for a term exceeding five (5) years.  Subsequent assignments prior to the Commercial Start Date by J & S Cheniere S.A. or an Affiliate of SABINE will be deemed a New TUA and subject to the provisions of Clause 13.1.

IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed and signed by its duly authorized officer as of the Effective Date.

SABINE PASS LNG, L.P.		TOTAL LNG USA, INC.

By: Sabine Pass LNG-GP, Inc.,
its General Partner

By:	/s/ Charif Souki	By:	/s/ Sveinung J. Stohle

Name: Charif Souki		Name: Sveinung J. Stohle
Title: Chairman		Title: President and General Manager

Additional Signatories of the Omnibus Agreement for Limited Purposes

Cheniere Energy, Inc. (“Cheniere”), which directly or indirectly owns all of the voting rights of SABINE, hereby joins in the execution of this Agreement solely to evidence the following:

(1)                                  Cheniere expressly agrees that this (a) Agreement and the TUA supersede and cause the expiration of the term of that certain Confidentiality Agreement dated January 5, 2004, between Cheniere and TOTAL GAS & POWER NORTH AMERICA, INC. and (b) it will comply with the last sentence of Article 9 of this Agreement.

(2)                                  Cheniere shall use all reasonable efforts to cause SABINE to satisfy the Conditions Precedent by the Condition fulfillment Date and, if the Conditions Precedent are not satisfied by such date, then Cheniere shall continue to use all reasonable efforts to cause SABINE to satisfy the Conditions Precedent as soon as thereafter as is reasonably possible.

Cheniere Energy, Inc.

By:	/s/ Charif Souki
Name: Charif Souki
Title: Chairman

TOTAL GAS & POWER NORTH AMERICA, INC., an Affiliate of Customer, hereby joins in the execution of this Agreement solely to expressly agree that this Agreement and the TUA supersede and cause the expiration of the term of that certain Confidentiality Agreement dated January 5, 2004, between Cheniere and TOTAL GAS & POWER NORTH AMERICA, INC.

TOTAL GAS & POWER NORTH AMERICA, INC.

By:	/s/ J. Mark Ingram
Name: J. Mark Ingram
Title: President and General Manager